Exhibit 99.1

NEWS RELEASE

NuVasive Announces New Executive Leadership Roles

-- New roles strengthen innovation and go-to-market execution --

-- Massimo Calafiore appointed Chief Commercial Officer --

-- Ryan Donahoe appointed Chief Technology Officer --

SAN DIEGO – September 1, 2021 – NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions, today announced new executive leadership roles, strengthening its innovation and go-to-market teams while furthering the Company’s growth. Effective immediately, Massimo Calafiore has been appointed Chief Commercial Officer, and Ryan Donahoe has been appointed Chief Technology Officer, both reporting directly to Chief Executive Officer J. Christopher Barry.

“This new structure puts in place leaders who have decades of spine and orthopedics experience to advance our near- and long-term strategy as we continue to globalize and scale our business,” said Mr. Barry. “I am confident Massimo’s and Ryan’s proven track records of building strong, effective teams and their commitment to our vision will help us deliver the strongest innovation pipeline in spine and increase value for our stakeholders.”

As Chief Commercial Officer, Massimo Calafiore will oversee the product marketing, commercial, and commercial enablement functions, as well as NuVasive Specialized Orthopedics and NuVasive Clinical Services. Since joining the Company in 2017, Mr. Calafiore has held various leadership roles with increasing levels of responsibility, most recently serving as executive vice president, Global Business Units. Prior to NuVasive, he spent 16 years supporting and leading the U.S. business for Waldemar Link, a leader in the orthopedics and medical device industry.

As Chief Technology Officer, Ryan Donahoe will continue to lead spine research and development. During his 15 years at NuVasive, Mr. Donahoe has played an integral role in shaping the Company’s comprehensive, procedurally integrated spine portfolio with more than 20 issued and pending patents. Through his leadership and partnership with surgeons, he has helped develop technologies throughout NuVasive’s anterior, posterior, and cervical procedural offerings, along with the integration of the Pulse platform.

In connection with this new leadership structure, Brent Boucher, executive vice president, Global Commercial, will transition from the Company.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, with a mission to transform surgery, advance care, and change lives. The Company's less-invasive, procedurally integrated surgical solutions are designed to deliver reproducible and clinically proven outcomes. The Company's comprehensive procedural portfolio includes surgical access instruments, spinal implants, fixation systems, biologics, software for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative neuromonitoring technology and service offerings. With more than $1 billion in net sales, NuVasive has approximately 2,700 employees and operates in more than 50 countries serving surgeons, hospitals, and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons and hospitals, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products, the Company's ability to adequately manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor contact:

Juliet C. Cunningham

NuVasive, Inc.

858-210-2129

investorrelations@nuvasive.com

Media contact:

Amanda Rocha

NuVasive, Inc.

858-882-5062

media@nuvasive.com